SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2025

KULR TECHNOLOGY GROUP, INC.

(Exact name of the registrant as specified in its charter)

Delaware	001-40454	81-1004273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Forge River Road, Suite 100, Webster, Texas 77598

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	KULR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities

On January 16, 2025, the Board approved, authorized, and ratified the issuance of 270,000 shares of previously designated Non-convertible Series A Voting Preferred Stock to the Chairman and Chief Executive Officer of the Company, Michael Mo, subject to certain limitations as set forth below. None of the Series A Voting Preferred Stock carry conversion rights or liquidation value.  As previously disclosed, the issuance of up to 1,000,000 shares of Non-convertible Series A Voting Preferred Stock was previously approved and authorized by a vote of the majority stockholders of the Company.

The issuance is subject to the Board reserving the full and unequivocal right to revoke, rescind, transfer or otherwise cancel the issued Non-convertible Series A Voting Preferred Stock in the event Michael Mo is removed from any position with the Company or resigns from all positions with the Company. This conditional arrangement is designed to ensure that the voting power conferred by the Non-convertible Series A Voting Preferred Stock remains tied to the active leadership of the Company. This underscores the Board’s commitment to maintaining alignment with the long-term interests of the Company and its stockholders.

The Independent Members of the Board have determined that the issuance represents a pivotal strategic move to reinforce and enhance the Company’s flexibility to optimize the Company’s negotiating position in any potential current and/or future engagements with commercial, financial, and/or strategic parties, and to provide defenses against potential hostile third-party actions.

The shares of Non-convertible Series A Voting Preferred Stock were issued in reliance upon the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Certificate of Designation

On June 6, 2017, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Non-convertible Series A Voting Preferred Stock (the “COD”) with the Secretary of State of the State of Delaware. Pursuant to the Certificate of Designation, the Company designated 1,000,000 shares of preferred “A” stock, $0.0001 par value per share (individually or collectively the “Preferred A Stock”).

The Preferred A Stock is not convertible into any series or class of stock of the Company. In addition, holders of the Preferred A Stock are not entitled to receive dividends, nor do they have rights to distribution from the assets of the Company in the event of any liquidation, dissolution, or winding up of the Company.

Each record holder of Preferred A Stock shall have the right to vote on any matter with holders of the Company’s common stock and other securities entitled to vote, if any, voting together as a single class. Each record holder of Preferred A Stock has that number of votes equal to one-hundred (100) votes per share of Preferred A Stock held by such holder.

The foregoing description is qualified in its entirety by the full text of the COD, which is incorporated herein by reference and a copy of which may be found as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 12, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adjustments to Executive Cash Compensation and RSU Grants

Following the recommendation of the Compensation Committee of the Board, on January 16, 2025, the Board approved, certain adjustments to the cash compensation and, grant of restricted stock units to the executive officers of the Company. These adjustments were made following a comprehensive review of market data and internal analyses conducted by the Compensation Committee of each executive officer’s current compensation levels, which the Committee believed to be “below-market”. The Committee and the Board recognized that the executive officers have demonstrated exceptional dedication and leadership, guiding the Company through significant market volatility and extended periods without compensatory adjustments, including the absence of annual bonuses in prior years. The adjustments aim to align the compensation of the executive officers with the Company’s improved market position and to ensure that the compensation reflects their contributions to the Company’s vision and long-term success. Accordingly, the following salary adjustments and Restricted Stock Units (“RSUs”) grants were approved: (i) the salary of the Chief Executive Officer was increased to $450,000 and he was granted 2,000,000 RSUs that vest over four-years; (ii) the salary of the Chief Financial Officer was increased to $350,000 and he was granted 1,500,000 RSUs that vest over four-years; (iii) the salary of the Chief Technology Officer was increased to $265,000 and he was granted 1,000,000 RSUs that vest over four-years; and (iv) the VP of Engineering was granted 200,000 RSUs that vest on June 30, 2025.

Item 9.01	Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series A Voting Preferred Stock (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on June 12, 2017)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KULR TECHNOLOGY GROUP, INC.

Date: January 17, 2025	By:	/s/ Michael Mo
Michael Mo
Chief Executive Officer